Exhibit 10.1

September 20, 2012

Diane Honda

Dear Diane:

In connection with your resignation from Extreme Networks, Inc. effective October 5, 2012 (“Resignation Date”), we are confirming our agreement that you will continue to provide consulting, as needed, to the Company at a rate of $15,925.00 per month for two months after the Resignation Date.

We want to again thank you for your services as VP, General Counsel, and for the contributions you made to Extreme Networks.

Sincerely,

EXTREME NETWORKS INC.

/s/ John Kurtzweil
John Kurtzweil CFO

I agree to provide consulting to Extreme Networks, Inc. on the terms set forth in above.

/s/ Diane Honda	September 20, 2012
Diane Honda	Date